Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Javo Beverage Company, Inc.

We hereby consent to the use in the prospectus constituting a part of the foregoing Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 12, 2007, relating to the financial statements of Javo Beverage Company, Inc. appearing in the Company’s Annual Report on Form 10-K as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report is incorporated by reference into the foregoing Registration Statement on Form S-3.

We also consent to the reference to us under the caption “Experts” in the prospectus constituting a part of the foregoing Registration Statement on Form S-3.

/s/ Farber Hass Hurley & McEwen LLP

Granada Hills, California

April 4, 2007